Exhibit 99
COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 29, 2018 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the fourth quarter ended December 31, 2017.

Highlights for the quarter included the following:

•	Total revenue of $203.3 million, an increase of 6.5% compared with the fourth quarter of 2016.
•	Freight revenue of $181.6 million (excludes revenue from fuel surcharges), an increase of 4.7% compared with the fourth quarter of 2016.
•
Operating income of $14.8 million and an operating ratio of 91.8%, compared with operating income of $12.3 million and an operating ratio of 92.9% in the fourth quarter of 2016. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•	Net income of $49.3 million, or $2.68 per diluted share, compared with net income of $6.0 million, or $0.33 per diluted share in the fourth quarter of 2016.
•
In the fourth quarter of 2017, net income includes $40.1 million, or $2.18 per diluted share, of income tax benefit resulting primarily from our reasonable estimate of the revaluation of our net deferred tax balances at December 31, 2017 as a result of the recently enacted Tax Cuts and Jobs Act.

•
The fourth quarter effective income tax rates were (261.8%) and 44.6% for 2017 and 2016, respectively. On a non-GAAP basis, excluding the $40.1 million reduction in income tax expense as a result of the Tax Cuts and Jobs Act, the fourth quarter of 2017 effective income tax rate was 32.7%. Primarily as a result of tax-planning strategies implemented during the fourth quarter of 2017, we were able to remove valuation allowances on certain state tax net operating losses providing for additional favorable impact to the effective income tax rate.

Chairman, and Chief Executive Officer, David R. Parker, made the following comments:
“Overall, freight demand was strong and trucking capacity was tight during the fourth quarter. The supply – demand environment had positive and negative effects on our quarterly results.  On the positive side, our average freight revenue per loaded mile improved by approximately 2.6% due to contractual rate increases negotiated earlier in the year for our peak business.  From a revenue standpoint, we did not participate in the peak spot market to a material extent due to the need to plan our limited team capacity for our valued customer base. On the negative side, with the moderate reduction in the number of teams in our fleet coupled with the expanded shipping needs of our customers as compared to the 2016 quarter, additional third-party capacity was required in the 2017 quarter. This third-party capacity was significantly more expensive during the 2017 quarter, and we increased our team peak season compensation in recognition of the highly competitive driver market.

“We continue to evaluate the most effective level of participation in the peak season and the manner of allocating our assets and coordinating third party capacity. As logistics needs continue to evolve related to e-commerce and omnichannel growth, the duration of what is considered peak season has shortened over the last few years and now is approximately a five-week period beginning the week of Thanksgiving and ending on Christmas Eve. The shortened duration reduces the revenue opportunity versus previous years. Additional peak season challenges include, but are not limited to, procurement of temporarily increased trailer pool needs as well as additional logistics cost for transition and placement of trailers, unpredictability of shipper cancellations, expanded operational employee staffing, and the volatile pricing of acquiring outside carrier capacity. Even though remaining our most profitable quarter of each year, the results of the past two peak seasons have been disappointing, especially considering the planning time and strain this period places on our organization, and creating carryover expenses into our first quarter each year. As we plan our 2018 peak season, we remain committed to provide peak capacity for our customers, however will need to challenge our pricing models to insure we are appropriately rewarded for our efforts related to this valuable annual shipping period.”

Management Discussion—Asset-Based Truckload Operations
Mr. Parker continued:  “For the quarter, total revenue in our asset‑based operations increased to $166.5 million, an increase of $1.3 million compared with the fourth quarter of 2016.  This increase consisted of a $4.2 million increase in fuel surcharge revenue, partially offset by a $2.9 million decrease in freight revenue. The $2.9 million decrease in freight revenue related to a 1.1% decrease in average freight revenue per tractor in the 2017 period as compared to the 2016 period.

“Average freight revenue per tractor per week decreased to $4,234 during the 2017 quarter from $4,280 during the 2016 quarter. Average freight revenue per total mile increased by 6.0 cents per mile, or 3.3%, compared to the 2016 quarter and average miles per tractor decreased by 4.2%.  The main factors impacting the decreased utilization was the approximate 460 basis point decrease in the percentage of our fleet comprised of team-driven trucks and a lower average seated truck percentage. Team-driven trucks decreased to an average of 912 teams (or 35.7% of the total fleet) in the fourth quarter of 2017 versus an average of 1,032 teams (or 40.3% of the total fleet) in the fourth quarter of 2016. On average, approximately 5.2% of our fleet lacked drivers during the 2017 quarter compared with approximately 4.8% during the 2016 quarter.

“At SRT, our solo-driver refrigerated truckload subsidiary, we operated profitably for the fourth quarter of 2017 reflecting a substantial improvement over the operating loss SRT recognized in the fourth quarter of 2016. The improved year-over-year fourth quarter results reflect improvement in average rate per total mile, as well as improved net operating expenses. SRT finished the 2017 fiscal year with approximately $6.8 million of operating income improvement, or greater than 400 basis points of operating margin, compared to the 2016 fiscal year.

“Salaries, wages and related expenses increased approximately 3.5 cents per total mile due primarily to employee pay adjustments since the fourth quarter of 2016, partially offset by the reduced percentage of team-driven trucks.

“Revenue equipment rentals and purchased transportation expense for our asset-based business increased approximately 6.1 cents per total mile. The increased need for outside capacity to meet the significant demand and service levels of our customers during this peak season during a time of growing spot rates for outside carriers was a key contributor to this increase. In addition, the percentage of our total miles run by owner-operators grew to 11.2% in the 2017 quarter from 9.9% in the 2016 quarter.

“Net fuel expense decreased by approximately 5.4 cents per total mile in the 2017 quarter, primarily as a result of lower fuel hedging losses, which were $0.4 million in the 2017 quarter compared with $3.5 million in the 2016 quarter. In addition, our fuel surcharge recovery was more effective during the 2017 quarter and we expect to continue to experience improved fuel economy as we upgrade our tractor fleet.  These favorable items were partially offset by increased fuel pricing. Ultra-low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.40/gallon higher in the fourth quarter of 2017 compared with the 2016 quarter.

“Insurance and claims improved to 11.6 cents per total mile in the fourth quarter of 2017 versus 13.4 cents per mile in the fourth quarter of 2016. This was our lowest cost per mile for a fourth quarter since the fourth quarter of 2013. The performance of our driving, safety, and fleet management personnel, as well as additional investments in safety technology, contributed to the cost improvement in this area.”

Management Discussion—Non-Asset Based Logistics and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based logistics subsidiary: “For the quarter, Solutions’ total revenue increased 42.6%, to $36.8 million from $25.8 million in the same quarter of 2016. A significant portion of the increased 2017 quarter revenue was associated with outside carriers contracted to assist our asset-based truckload division with its respective overflow peak business. Operating income was approximately $3.1 million for an operating ratio of 91.5%, compared with operating income of approximately $2.5 million and an operating ratio of 90.4% in the fourth quarter of 2016. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.8 million of pre-tax income in the quarter compared with $0.6 million in the fourth quarter of 2016.”

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At December 31, 2017, our total balance sheet debt and capital lease obligations, net of cash, were $198.4 million, and our stockholders’ equity was $295.2 million, for a ratio of net debt to total balance sheet capitalization of 40.2%. At December 31, 2017, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $21.6 million. Since the end of 2016, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $9.6 million, while the present value of financing provided by operating leases increased $3.0 million. At December 31, 2017, we had approximately $53.1 million of borrowing availability under our revolving line of credit.

“Our net capital expenditures for the year ended December 31, 2017 approximated $62.1 million compared to $46.5 million for the prior year period. In 2017, we took delivery of approximately 635 new company tractors and disposed of approximately 615 used tractors. Our current tractor fleet plan for full-year 2018 includes the delivery of approximately 510 new company tractors, and the disposal of approximately 500 used tractors. For 2018, the average size of our tractor fleet is expected to be 1.5% to 2.5% above the average for 2017. Our average company tractor fleet age was 2.1 years at December 31, 2017, up from 1.8 years at December 31, 2016.”

Outlook
Mr. Cribbs continued: “For 2018, we are forecasting sequential operating income improvement throughout the year. We believe the combination of an improving economy, tightening truckload supply dynamics, industry regulatory changes including the ELD mandate and its enforcement, depleting inventories, year-over-year net fuel expense savings from our improved fuel hedge positions, and further operational progress at SRT should deliver increased pre-tax earnings for the full year of 2018. In addition, we expect earnings improvement from the estimated favorable effective tax rate impact from the Tax Cuts and Jobs Act. We are currently estimating our 2018 effective income tax rate to be in the range of 24.0% to 27.0%. We expect year-over-year average freight revenue per truck to be positive by a mid to high single digit percentage, inflecting more positively later in the year as a large portion of annual contractual rate revisions are implemented during the second quarter of 2018. Our expectation of positive year-over-year pretax income includes higher employee wages for each quarter of 2018. We also expect a decline in the operating income of our non-asset based logistics service offering to partially offset the forecasted operating income improvement for our truckload service offering. Within the non-asset based logistics service offering, we expect some margin deterioration resulting from higher purchased transportation expense and we have planned investments in strategic employees, as well as a new transport management system to enhance our supply chain services and growth potential.  From a balance sheet perspective, with net capital expenditures scheduled to be below normal replacement cycle, along with positive operating cash flows, we expect to further reduce combined balance sheet and off-balance sheet debt over the course of fiscal 2018.”

Conference Call Information
The Company will host a live conference call tomorrow, January 30, 2018, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 14532621. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to supply and demand relationship, the expected fuel economy of new tractors, our current tractor fleet plan, average fleet size, and the statements under “Outlook” are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during 2018, any repeal of the implementation of the rule requiring carriers to use ELDs, changes in tax laws or in their interpretations, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Dec 31,			Year Ended Dec 31,
($000s, except per share data)	2017	2016	% Change	2017	2016	% Change
Freight revenue	$181,597	$173,501	4.7%	$626,809	$610,845	2.6%
Fuel surcharge revenue	21,709	17,477	24.2%	78,198	59,806	30.8%
Total revenue	$203,306	$190,978	6.5%	$705,007	$670,651	5.1%

Operating expenses:
Salaries, wages, and related expenses	63,145	62,860		241,784	234,526
Fuel expense	26,829	27,118		103,139	103,108
Operations and maintenance	11,270	11,637		48,774	45,864
Revenue equipment rentals and purchased transportation	51,235	37,165		141,954	117,472
Operating taxes and licenses	2,681	3,308		9,878	11,712
Insurance and claims	8,843	10,611		33,155	32,596
Communications and utilities	1,857	1,569		6,938	6,057
General supplies and expenses	3,864	4,220		14,783	14,413
Depreciation and amortization, including gains and losses on disposition of property and equipment	18,740	20,224		76,447	72,456
Total operating expenses	188,464	178,712		676,852	638,204
Operating income	14,842	12,266		28,155	32,447
Interest expense, net	2,042	2,016		8,258	8,226
Income from equity method investment	(825)	(550)		(3,400)	(3,000)
Income before income taxes	13,625	10,800		23,297	27,221
Income tax expense (benefit)	(35,673)	4,818		(32,142)	10,386
Net income	$49,298	$5,982		$55,439	$16,835

Basic earnings per share	$2.70	$0.33		$3.03	$0.93
Diluted earnings per share	$2.68	$0.33		$3.02	$0.92
Basic weighted average shares outstanding (000s)	18,291	18,195		18,279	18,182
Diluted weighted average shares outstanding (000s)	18,368	18,291		18,372	18,266

	Three Months Ended Dec 31,			Year Ended Dec 31,
	2017	2016	% Change	2017	2016	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based truckload revenues	$144,804	$147,694	-2.0%	$534,636	$541,420	-1.3%
Covenant Transport Solutions non-asset based revenues	36,793	25,807	42.6%	92,173	69,425	32.8%
Freight revenue	$181,597	$173,501	4.7%	$626,809	$610,845	2.6%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$2.081	$2.027	2.6%	$1.890	$1.859	1.7%
Average freight revenue per total mile	$1.883	$1.823	3.3%	$1.702	$1.666	2.1%
Average freight revenue per tractor per week	$4,234	$4,280	-1.1%	$3,917	$3,881	0.9%
Average miles per tractor per period	29,555	30,856	-4.2%	120,043	121,782	-1.4%
Weighted avg. tractors for period	2,558	2,559	0.0%	2,557	2,593	-1.4%
Tractors at end of period	2,559	2,535	0.9%	2,559	2,535	0.9%
Trailers at end of period	7,134	7,389	-3.5%	7,134	7,389	-3.5%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2017	12/31/2016
Total assets	$649,668	$620,538
Total stockholders' equity	$295,201	$236,414
Total balance sheet debt, net of cash	$198,443	$208,075
Net Debt to Capitalization Ratio	40.2%	46.8%
Tangible book value per basic share	$16.11	$12.95

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